Exhibit 10.4

Modification Agreement
This Modification Agreement (this “Modification Agreement”) is made as of August 4, 2016 by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Michael Gavin Isaacs (“Executive”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of June 9, 2014, and amended on October 29, 2015 (the “Employment Agreement”);
WHEREAS, the Company and Executive wish to amend certain terms of the Employment Agreement, effective as of August 4, 2016, and the parties hereto wish to enter into this Modification Agreement in connection with such modifications; and
WHEREAS, the Company and Executive wish to agree upon the terms of Executive’s transition from employee to consultant in the future and wish to enter into this Modification Agreement in connection with such transition.
NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties agree as follows.
1.    Amendment of Employment Agreement.
a.    Section 1 of the Employment Agreement shall be deleted and replaced with the following:
1.    Employment: Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on June 9, 2014 (the “Effective Date”) and ending on December 31, 2016, subject to earlier termination in accordance with Section 4.
b.    Section 2 of the Employment Agreement shall be amended by inserting the following after the last sentence of Section 2:
“Notwithstanding the foregoing, effective as of August 4, 2016, Executive shall cease to be President and Chief Executive Officer of the Company, and shall instead have the title of Vice Chairman. Executive shall also (i) participate in sales calls and other calls introducing the Company’s new Chief Executive Officer to customers, (ii) participate in internal business and strategy meetings, (iii) participate in specific strategic and other initiatives, and (iv) participate in external industry events; all as requested by the Company’s Chief Executive Officer or the Chairman of the Board or either of their respective designees.”
c.    Section 4(e) of the Employment Agreement shall be amended by inserting the following sentence after the end of the second sentence in the introductory paragraph:
“Notwithstanding the foregoing, under no circumstances shall any modifications to the Employment Agreement made pursuant to the Modification Agreement dated as of August 4, 2016 constitute a Good Reason event for purposes of this Agreement.”
d.    Section 5.1(e) of the Employment Agreement shall be deleted and replaced with the following:
(e)    For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment under this Agreement (the “Date of Termination”) and ending twenty-four (24) months after the Date of Termination.
e.    Except as set forth in this Modification Agreement, all terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Employment Agreement shall refer to the Employment Agreement as amended by this Modification Agreement.
2.    Consulting Agreement. Provided that Executive is employed with the Company on December 31, 2016, and that Executive has delivered to the Company, and not revoked, a release agreement, substantially in the form attached hereto as Exhibit A (the “Release”), the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) shall become effective as of January 1, 2017. In the event the foregoing conditions are not satisfied, the Consulting Agreement shall be null and void and of no effect.
3.    Equity Arrangements. Any outstanding equity awards held by Executive as of the date of Executive’s transition from employee to consultant pursuant to the Consulting Agreement shall continue to vest during the term of Executive’s consulting arrangement as if Executive was still an employee of the Company, and shall be modified as provided in the Consulting Agreement.
4.    This Modification Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Modification Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Modification Agreement.
5.    Sections 8 through 16 of the Employment Agreement shall be incorporated herein as if set forth herein but with all references to “Agreement” deemed to state “Modification Agreement.”
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 IN WITNESS WHEREOF, each of the parties has duly executed this Modification Agreement as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Richard M. Haddrill
Name:	Richard M. Haddrill
Title:	Executive Vice Chairman

EXECUTIVE

/s/ Michael Gavin Isaacs
Name: Michael Gavin Isaacs

Exhibit A
Release
[attached]

RELEASE AGREEMENT
In consideration of the promises contained herein, you hereby enter into this release agreement (the “Release Agreement”) as of _____________, 2016.
WHEREAS, Scientific Games Corporation (the “Company”) and you entered into a Modification Agreement dated August 4, 2016 (the “Modification Agreement”), whereby the Company and you agreed that you would transition from an employee to a consultant on January 1, 2017 pursuant to a Consulting Agreement between you and the Company (the “Consulting Agreement”); and
WHEREAS, pursuant to the Modification Agreement, the effectiveness of the Consulting Agreement is conditioned on your entering into this Release Agreement.
NOW THEREFORE, you hereby agree to the following:
1.    General Release of Claims. In consideration of the Company entering into the Consulting Agreement and other good and valuable consideration, which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company, its affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Release Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:
(a)    salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(b)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(c)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(d)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;
(e)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(f)    any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;
(g)    any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;
(h)    any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;
(i)    any violation of the Family and Medical Leave Act;
(j)    any violation of the Nevada Fair Employment Practices Act (Nev. Rev. Stat. §613.310 et seq.), any Nevada wage and hour law (Nev. Rev. Stat. §608.016 et seq.), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;
(k)    costs, fees, or other expenses, including attorneys’ fees; and
(l)    any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, whether under U.S. law or the law of another nation, including, without limitation, any claim that this Release Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 1 are: (i) any Claims or rights to enforce this Release Agreement, the Employment Agreement with the Company dated as of June 9, 2014, as modified and amended (the “Employment Agreement”), the Modification Agreement or the Consulting Agreement, (ii) Claims arising after the date you sign this Release Agreement, (iii) any Claims that you cannot lawfully release, and (iv) any rights to indemnification or coverage under director’s and officer’s liability insurance. Notwithstanding anything to the contrary contained herein, including in Section 2 below, also excluded from the release set forth in this Section 1 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in this Release Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

2.	Additional Agreements by Employee.

(a)    BY SIGNING THIS RELEASE AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 1. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 1 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past filed any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. You further agree that you will not in the future seek, encourage or request that any non-governmental person, organization or other entity acting on your behalf, file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. If a court of fact finder of competent jurisdiction finds that you have broken this promise and have filed or caused to be filed a lawsuit, arbitration or other proceeding asserting any Claim waived in this Release Agreement, (i) you will pay for all reasonable costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 2 does not limit your right to challenge the validity of this Release Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Release Agreement be found to be invalid as to the release of claims under the ADEA.

(b)    You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)    You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Release Agreement. You understand and agree that this Release Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)    You agree that you will reasonably cooperate with the Company, its parents, subsidiaries or affiliates with respect to matters or issues which took place or arose during your tenure with the Company, specifically including, without limitation, any attorney retained by any of them, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. You acknowledge and agree that such reasonable cooperation may include, but shall not be limited to, your making yourself available for meetings, interviews, depositions, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in your possession or under your control relating to any such internal investigation or judicial, administrative or regulatory matter, proceeding or investigation, provided that any such meetings, interviews, depositions, statements or testimony do not unduly interfere with your work schedule, or other post-Company duties. The Company shall pay you (or reimburse, if already paid by you), all reasonable, out of pocket expenses actually incurred in connection with your cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by you if you reasonably determine in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent you in connection with such action, suit or proceeding due to actual conflicts of interests. You represent and warrant that you have and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including, without limitation, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which you were involved or had knowledge in connection with your employment with the Company.

(e)    You agree to cooperate with the Company and take all necessary steps to effectuate this Release Agreement, each of its terms and the intent of you and the Company.

3.	Affirmations. In signing this Release Agreement, you are affirming that:

(a)    You have been paid and/or have received all compensation, wages, bonuses (with the exception of any 2016 bonus that will be paid in the first quarter of 2017), commissions, overtime and/or benefits to which you may be entitled. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)    You are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)    You have no known workplace injuries or occupational diseases;

(d)    You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. You acknowledge that this Release Agreement does not limit the Company’s or your rights, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f)     On or about your last day of employment, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(g)     You acknowledge and agree that if you breach the provisions of this Release Agreement, that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, termination of your consulting service under the Consulting Agreement (pursuant to the second sentence of Section 5.2 of the Consulting Agreement), in which case it will be treated as a material breach and a “Cause” termination, other monetary damages, and the payment of the Company’s attorneys’ fees. Notwithstanding such actions of the Company, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

4.    Enforcement and Arbitration. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions and except as prohibited by law.

(a)     Any dispute, controversy or claim not resolved by you and the Company arising out of or relating to this Release Agreement, or the breach thereof, shall be settled by arbitration and administered in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of you and the Company, particular hearings in aid of such arbitration may be held in other places. The arbitral tribunal shall render its reasoned award on any claims and counterclaims within six months after the filing of a demand for arbitration. Judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction there. You expressly agree as a term of this Release Agreement to arbitrate that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of law or mixed questions of fact and law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding federal, state, commonwealth decisional or other law concerning such standard to the contrary.

(b)     The remedies expressly provided in this Release Agreement for breach thereof by the Company or you shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both Company and you. Should any provision of this Release Agreement, excluding the general release in Section 1 above, be declared illegal or unenforceable and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release Agreement in full force and effect.

EMPLOYEE INITIALS:_______COMPANY INITIALS: ________

5.    Non-Admission of Wrongdoing. You and the Company agree that neither this Release Agreement nor the furnishing of the consideration for this Release Agreement shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Release Agreement and its existence or terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Release Agreement.
6.    Amendment. You understand and agree that this Release Agreement may not be modified, altered or changed except upon express written consent of you and the Company wherein specific reference is made to this Release Agreement.
7.    Right to Consider, Rescind and Revoke Acceptance. This Release Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. In signing this Release Agreement, you understand and agree that:
(a)    You are specifically advised to consult with an attorney of your own choosing before you sign this Release Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the ADEA. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Release Agreement, and the Company will bear all fees incurred by it.
(b)    You will have up to twenty-one (21) calendar days from the separation date to decide whether to accept and sign this Release Agreement. In the event you do sign this Release Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Release Agreement Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:
Scientific Games Corporation
6650 S. El Camino Road
Las Vegas, NV 89118
Attention: David Smail

You acknowledge that if you do not accept this Release Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Release Agreement, this Release Agreement shall be null and void, having no further force or effect, and that this Release Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Release Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Release Agreement, and it shall thereafter have full force and effect as of the Release Agreement Effective Date.
(c)     Any and all questions regarding the terms of this Release Agreement have been asked and answered to your complete satisfaction.

(d)    You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.
(e)    You are entering into this Release Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.
(f)     Any modifications of or revisions to this Release Agreement do not re-start the consideration period, described in paragraph (b) of this Section 7.
(g)    You understand that the releases contained in this Release Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Release Agreement
[Signature appears on the following page.]

I have decided to accept this Release Agreement and to fulfill the promises I have made in this Release Agreement. I hereby freely and voluntarily assent to all the terms and conditions in this Release Agreement. I understand that this Release Agreement will become binding as of the 8th day after I sign it, and I am signing this Release Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 1 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

________________________________        Date: ____________________
Michael Gavin Isaacs

Exhibit B
Consulting Agreement